Exhibit 99.1

For immediate release:

Bank of Commerce Holdings™ announces First Quarter 2012 Results

REDDING, California, April 27, 2012/ PR Newswire— Patrick J. Moty, President & CEO of Bank of Commerce Holdings (NASDAQ: BOCH), a $930.6 million bank holding company, and parent company of Redding Bank of Commerce™, Roseville Bank of Commerce™

(a division of Redding Bank of Commerce) (the “Bank”), and Bank of Commerce Mortgage™ today reported net income available to common shareholders of $1.9 million and diluted earnings per share (EPS) of $0.11 for the first quarter 2012.

Financial Highlights

•

Net income available to common shareholders of $1.9 million reflects a 31% increase over the $1.4 million reported for the quarter ended March 31, 2011, and a modest decrease over the $1.9 million recorded for the fourth quarter 2011.

•	Diluted EPS of $0.11 compares to $0.08 reported for the same period a year ago and $0.12 for the prior quarter ended December 31, 2011.

•	Loan loss provisions for the first quarter were $1.3 million compared to $2.4 million for the first quarter 2011 and $1.8 million for the prior quarter ended December 31, 2011.

•	Nonperforming assets represented 2.45% of total assets in the current period versus 2.68% for the quarter ended December 31, 2011.

•

Mortgage banking revenue for the three months ended March 31, 2012 increased by 95% compared to the same period a year ago; historically low interest rates continue to drive new loan originations and refinancing activities.

Patrick J. Moty, President and CEO commented: “We are pleased with our first quarter results and maintain a generally positive outlook despite tepid demand for credit in our markets. We will continue to focus our efforts on enhancing shareholder value through capital management opportunities such as the Share Repurchase program announced in the first quarter. In addition, as we celebrate our 30th year anniversary, we remain fully committed to serving our local communities.”

This quarterly press release includes forward-looking information, which is subject to the “safe harbor” created by the Securities Act of 1933, and Securities Act of 1934. These forward-looking statements (which involve the Company’s plans, beliefs and goals, refer to estimates or use similar terms) involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors:

•	Competitive pressure in the banking industry and changes in the regulatory environment.

•	Changes in the interest rate environment and volatility of rate sensitive assets and liabilities.

•	The health of the economy declines nationally or regionally which could reduce the demand for loans or reduce the value of real estate collateral securing most of the Company’s loans.

•	Credit quality deteriorates which could cause an increase in the provision for loan losses.

•	Asset/Liability matching risks and liquidity risks.

•	Changes in the securities markets.

For additional information concerning risks and uncertainties related to the Company and its operations please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and under the heading: “Risk factors that may affect results” and subsequent reports on Form 10-Q and current reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Table 1 below shows summary financial information for the quarters ended March 31, 2012 and 2011, and December 31, 2011.

Table 1

	SUMMARY FINANCIAL INFORMATION
(Shares and dollars in thousands)	Quarter ended March 31, 2012	Quarter ended March 31, 2011	Change	Quarter ended December 31, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	0.89%	0.72%	0.17%	0.90%	-0.01%
Return on average equity, annualized	7.41%	6.35%	1.06%	7.48%	-0.07%
Efficiency ratio for quarter to date	68.05%	63.10%	4.95%	63.84%	4.21%

Share and Per Share figures—Actual
Common shares outstanding at period end	16,505	16,991	(486)	16,991	(486)
Weighted average diluted shares	16,805	16,991	(186)	16,991	(186)
Income per diluted share	$0.11	$0.08	$0.03	$0.12	$(0.01)
Book value per common share	$5.47	$5.11	$0.36	$5.33	$0.14
Tangible book value per common share	$5.11	$4.84	$0.27	$5.00	$0.11

Capital Ratios
	March 31, 2012	March 31, 2011	Change	December 31, 2011	Change
Bank of Commerce Holdings
Tier 1 risk based capital ratio	14.15%	15.10%	-0.95%	14.45%	-0.30%
Total risk based capital ratio	15.41%	16.36%	-0.95%	15.70%	-0.29%
Leverage ratio	13.36%	12.56%	0.80%	13.52%	-0.16%

Redding Bank of Commerce
Tier 1 risk based capital ratio	13.98%	14.79%	-0.81%	14.46%	-0.48%
Total risk based capital ratio	15.23%	16.05%	-0.82%	15.71%	-0.48%
Leverage ratio	12.59%	11.80%	0.79%	12.96%	-0.37%

As indicated in Table 1 above, Bank of Commerce Holdings (the “Company”) remains well capitalized. At March 31, 2012, the Company’s Tier 1 and Total risk based capital ratios measured 14.15% and 15.41% respectively, while the leverage ratio was 13.36%.

Return on average assets (ROA) and return on average equity (ROE) for the three months ended March 31, 2012, was 0.89% and 7.41%, respectively compared with 0.72% and 6.35% for the three months ended March 31, 2011. The increase in ROA and ROE for the three months ended March 31, 2012, compared with the same period a year ago, was primarily driven by reduced provision for loan and lease losses, increased mortgage banking revenue, and decreased basic and diluted weighted average shares. The increases in the aforementioned items were partially offset by decreased yields realized from the loan portfolio, and to a lesser extent, the available-for-sale securities portfolio. The Company continues to experience decreased yields in the loan portfolio due to the pay-off of higher yielding loans, downward rate adjustments of variable rate loans, and the transfer of existing loans to nonaccrual status.

Balance Sheet Overview

As of March 31, 2012, the Company had total consolidated assets of $930.6 million, total net portfolio loans of $579.4 million, allowance for loan and lease losses of $11.4 million, total deposits of $663.7 million, and stockholders’ equity of $113.6 million.

Overall, the net portfolio loan balance increased modestly during the first three months of 2012. The Company’s net loan portfolio was $579.4 million at March 31, 2012, compared with $574.1 million at December 31, 2011, an increase of $5.3 million, or 0.92%. The increase in net portfolio loans was primarily driven by net originations of commercial real estate loans, partially offset by increased allowance for loan and lease losses (ALLL).

Table 2

	PERIOD END LOANS
	March 31,	% of	March 31,	% of	Change		December 31,	% of
(Dollars in thousands)	2012	Total	2011	Total	Amount	%	2011	Total
Commercial	$138,334	23%	$135,928	23%	$2,406	2%	$138,411	24%
Real estate – construction loans	28,100	5%	31,121	5%	(3,021)	-10%	26,064	4%
Real estate – commercial (investor)	224,725	38%	224,630	37%	95	—%	219,864	38%
Real estate – commercial (owner occupied)	67,911	11%	66,535	11%	1,376	2%	65,885	11%
Real estate – ITIN loans	63,759	11%	69,265	11%	(5,506)	-8%	64,833	11%
Real estate – mortgage	19,043	3%	21,120	4%	(2,077)	-10%	19,679	3%
Real estate – equity lines	44,373	8%	47,948	8%	(3,575)	-7%	44,445	8%
Consumer	4,426	1%	6,303	1%	(1,877)	-30%	5,283	1%
Other loans	84	—%	130	—%	(46)	-35%	224	—%

Gross portfolio loans	590,755	100%	602,980	100%	(12,225)	-2.03%	584,688	100%
Less:
Deferred loan fees, net	(29)		104		(133)	128%	(37)
Allowance for loan and lease losses	11,373		13,610		(2,237)	16%	10,622

Net portfolio loans	$579,411		$589,266		$(9,855)	-2%	$574,103

Yield on loans	5.68%		5.86%		-0.18%		5.69%

Table 3

	PERIOD END CASH EQUIVALENTS AND INVESTMENT SECURITIES
	March 31,	% of	March 31,	% of	Change		December 31,	% of
(Dollars in thousands)	2012	Total	2011	Total	Amount	%	2011	Total
Cash equivalents:
Cash and due from banks	$40,564	16%	$31,321	12%	$9,243	30%	$21,442	9%
Interest bearing due from banks	24,165	9%	36,975	15%	(12,810)	-35%	26,676	10%

	64,729	25%	68,296	27%	(3,567)	-5%	48,118	19%
Investment Securities:
U.S. Treasury and agency	—	—%	29,295	12%	(29,295)	-100%	—	—%
Obligations of state and political subdivisions	72,368	28%	62,136	24%	10,232	16%	77,326	31%
Mortgage backed securities	48,416	19%	66,087	26%	(17,671)	-27%	60,610	24%
Corporate securities	46,221	18%	22,834	9%	23,387	102%	40,820	16%
Other asset backed securities	25,875	10%	5,365	2%	20,510	382%	24,768	10%

	192,880	75%	185,717	73%	7,163	4%	203,524	81%

Total cash equivalents and investment securities	$257,609	100%	$254,013	100%	$3,596	1%	$251,642	100%

Yield on cash equivalents and investment securities	2.69%		2.75%		-0.06%		2.64%

The Company maintained a strong liquidity position during the reporting period. As of March 31, 2012, the Company maintained cash positions at the Federal Reserve Bank (FRB) and correspondent banks in the amount of $40.6 million. The Company also held certificates of deposits with other financial institutions in the amount of $24.2 million, which the Company considers highly liquid.

The Company’s available-for-sale investment portfolio is primarily utilized as a source of liquidity to fund other higher yielding asset opportunities, such as commercial and mortgage loan originations when required. Investment securities totaled $192.9 million at March 31, 2012, compared with $203.5 million at December 31, 2011. The $10.6 million, or 5% decrease reflects net sales activity relating to the sale of municipal bonds and mortgage backed securities, partially offset by purchase activity of corporate securities and other asset backed securities. During the current period, the Company continued to reposition the portfolio with the objective of preserving the net interest margin while reducing overall portfolio duration. Accordingly, the Company recorded $645 thousand in realized gains on the sales of securities.

At March 31, 2012, the Company’s net unrealized gain on available-for-sale securities was $2.1 million, compared with $1.5 million net unrealized gains at December 31, 2011. The favorable change in net unrealized gains was primarily due to contraction in credit market spreads which increased the fair values of the Company’s corporate and municipal bond portfolios.

Table 4

	QUARTERLY AVERAGE DEPOSITS BY CATEGORY
	Q1	% of	Q1	% of	Change		Q4	% of
(Dollars in thousands)	2012	Total	2011	Total	Amount	%	2011	Total
Demand deposits	$106,617	16%	$98,502	15%	$8,115	8%	$112,355	17%
Interest bearing demand	178,386	27%	149,152	23%	29,234	20%	175,904	27%

Total checking deposits	285,003	43%	247,654	38%	37,349	15%	288,259	44%
Savings	88,888	13%	88,291	14%	597	1%	91,750	14%

Total non-time deposits	373,891	56%	335,945	52%	37,946	11%	380,009	58%
Time deposits	288,194	44%	307,525	48%	(19,331)	-6%	280,525	42%

Total deposits	$662,085	100%	$643,470	100%	$18,615	3%	$660,534	100%

Weighted average rate on total deposits	0.96%		1.31%		-0.35%		1.05%

First quarter 2012 average total deposits of $662.1 million increased 3% or $18.6 million from the first quarter in 2011. Non maturing core deposits increased $34.1 million or 11% year over year.

Operating Results for the First Quarter 2012

Due to conservative underwriting, active servicing of problem credits, and the maintenance of a relatively solid net interest margin, the Company has remained profitable during the economic downturn. Accordingly, the Company continues to be well positioned to take advantage of strategic growth opportunities. Net income attributable to Bank of Commerce Holdings was $2.1 million for the three months ended March 31, 2012, compared with $2.1 million for the three months ended December 31, 2011, and $1.7 million for the three months ended March 31, 2011. Net income available to common stockholders was $1.9 million for the three months ended March 31, 2012, compared with $1.9 million for the three months ended December 31, 2011, and $1.4 million for the three months ended March 31, 2011. During the first quarter of 2012, diluted earnings per share decreased $0.01 per share when compared to the fourth quarter of 2011, and increased $0.03 per share compared to the first quarter of 2011.

The Company continued to pay quarterly cash dividends of $0.03 per share during 2012, consistent with the quarterly dividends paid in 2011.

Table 5

	SUMMARY INCOME STATEMENT
	Q1	Q1	Change		Q4	Change
(Dollars in thousands)	2012	2011	Amount	%	2011	Amount	%
Net interest income	$8,465	$8,665	$(200)	-2%	$8,459	$6	—%
Provision for loan and lease losses	1,300	2,400	(1,100)	-46%	1,800	(500)	-28%
Noninterest income	6,052	3,452	2,600	75%	5,392	660	12%
Noninterest expense	9,879	7,646	2,233	29%	8,984	895	10%

Income before income taxes	3,338	2,071	1,267	61%	3,067	271	9%
Provision for income taxes	1,102	431	671	156%	786	316	40%

Net income	2,236	1,640	596	36%	2,281	(45)	-2%
Less: Net income attributable to noncontrolling interest	176	(24)	200	833%	219	(43)	-20%

Net income attributable to Bank of Commerce Holdings	2,060	1,664	396	24%	2,062	(2)	—%
Less: preferred dividend and accretion on preferred stock	186	235	(49)	-21%	139	47	34%

Income available to common shareholders	$1,874	$1,429	$445	31%	$1,923	$(49)	-3%

Basic earnings per share	$0.11	$0.08	$0.03	38%	$0.12	$(0.01)	-8%
Diluted earnings per share	$0.11	$0.08	$0.03	38%	$0.12	$(0.01)	-8%
Cash dividends declared per share	$0.03	$0.03	$—	—%	$0.03	$—	—%

Net interest income for the three months ended March 31, 2012 was $8.5 million, a decrease of $200 thousand or 2% compared to the same period in 2011, and an increase of $6 thousand compared with the three months ended December 31, 2011. The decrease in net interest income during the current period is attributable to decreased interest income realized from the loan portfolio and the available-for-sale securities portfolio, partially offset by declining costs associated with interest bearing deposits. The decrease in loan interest income was primarily driven by the downward re-pricing of the ITIN variable rate 1-4 family mortgage loans. During the three months ended March 31, 2012, the ITIN portfolio yielded 3.34% compared to a yield of 5.59% during the same period a year ago, while also incurring a $5.7 million decrease in average balances. During the current period, interest expense associated with savings deposits and certificate of deposits continued to decline, which partially mitigated the affects of declining interest income from the loan portfolio.

Table 6

	NET INTEREST SPREAD AND MARGIN
	Q1	Q1	Change	Q4	Change
(Dollars in thousands)	2012	2011	Amount	2011	Amount
Tax equivalent yield on average interest earning assets	4.94%	5.03%	-0.09%	4.98%	-0.04%
Rate on average interest bearing liabilities	1.20%	1.24%	-0.04%	1.30%	-0.10%

Net interest spread	3.74%	3.79%	-0.05%	3.68%	0.06%
Net interest margin on a tax equivalent basis	3.98%	4.02%	-0.04%	3.97%	0.01%

Average earning assets	$877,488	$887,010	$(9,522)	$877,051	$437
Average interest bearing liabilities	$700,645	$718,840	$(18,195)	$684,181	$16,464

The net interest margin (net interest income as a percentage of average interest earning assets) on a fully tax-equivalent basis was 3.98% for the three months ended March 31, 2012, a decrease of 4 basis points as compared to the same period a year ago. The quarter-over-quarter modest decrease in net interest margin primarily resulted from decreased yields on the loan portfolio and the available-for-sale securities portfolio, partially offset by declining costs associated with interest bearing deposits. Loan yields continue to decline due to payoffs of higher yielding loans, downward rate adjustments on variable rate loans, and transfers to nonaccrual status. As a result, the tax equivalent yield on earning assets decreased from 5.03% for the three months ended March 31, 2011 to 4.94% or 9 basis points for three months ended March 31, 2012.

The decrease in yield on earning assets was substantially offset by a decrease in interest expense to average earning assets. Interest expense as a percent of average earning assets decreased from 1.01% to 0.96% or 5 basis points on a quarter-over-quarter basis. As a result, the Company was able to maintain a relatively consistent net interest margin during the three months ended March 31, 2012 compared to the same period a year ago.

Noninterest income for the three months ended March 31, 2012 was $6.1 million, an increase of $2.6 million or 75% when compared to the same period a year ago. The following table presents the key components of noninterest income for the three months ended March 31, 2012 and 2011:

Table 7

	NONINTEREST INCOME
	Q1	Q1	Change		Q4	Change
(Dollars in thousands)	2012	2011	Amount	%	2011	Amount	%
Service charges on deposit accounts	$47	$50	$(3)	-6%	$40	$7	18%
Payroll and benefit processing fees	155	128	27	21%	129	26	20%
Earnings on cash surrender value—Bank owned life insurance	113	111	2	2%	118	(5)	-4%
Gain (loss) on investment securities, net	645	258	387	150%	105	540	514%
Merchant credit card service income, net	35	270	(235)	-87%	34	1	3%
Mortgage banking revenue, net	4,932	2,533	2,399	95%	4,826	106	2%
Other income	125	102	23	23%	140	(15)	-11%

Total noninterest income	$6,052	$3,452	$2,600	75%	$5,392	$660	12%

Payroll and benefit processing fees increased by $27 thousand for the three months ended March 31, 2012 compared to the same period a year ago. In September 2011, the Bank acquired eighty payroll processing customer relationships from a local payroll processing sole proprietorship. As a result of the transaction, the Company has recognized increased payroll and benefit processing fees during the current period.

Gains on the sale of investment securities increased $387 thousand to $645 thousand for the three months ended March 31, 2012, compared to $258 thousand for the same period a year ago. Management continued to reposition the portfolio during the current period with the objective of shortening duration while reasonably maintaining the net interest margin. As such, the Company sold twenty-two securities during the three months ended March 31, 2012, compared to the sale of sixteen securities during the same period a year ago. The security sales were centered in municipal bonds, corporate securities, and collateralized mortgage obligations.

The Company recorded merchant credit card service income of $35 thousand and $270 thousand for the three months ended March 31, 2012 and 2011, respectively. During the first quarter of 2011, approximately 50% of the merchant credit card portfolio was sold to an independent third party, resulting in additional revenues of $225 thousand. Accordingly, merchant credit card income decreased by 87% from the same period a year ago.

Mortgage banking revenue is primarily derived from net origination fees on residential mortgage loans and net revenue derived from the sale of mortgage loans to financial institutions. Mortgage banking revenue includes gain on sale of loans, net commissions paid to brokers, mortgage loan origination fees, and direct mortgage loan costs. Direct mortgage loan costs, loan origination fees and net commissions paid to brokers are recorded as income when the loans are sold. Mortgage banking revenue during the three months ended March 31, 2012 increased $2.4 million to $4.9 million, compared to $2.5 million during the same period a year ago. During the current period the Company benefited from increased originations and closed loan volume as a result of the historically low interest rate environment. Closed loan volume was $262.4 million and $153.8 million for the three months ended March 31, 2012 and 2011, respectively. The Company recorded $7.6 million and $3.0 million in gains on sale of mortgage loans for the three months ended March 31, 2012 and 2011, respectively. Gains on sale of mortgage loans are included under the caption mortgage banking revenue in the Consolidated Statement of Operations filed in our annual 10K and quarterly 10Q filings.

The major components of other income are fees earned on ATM, online banking services, wire transfers, and FHLB dividends. The increases in other income were primarily driven by changes of the various components, and are a result of normal operating activities.

Noninterest expense for the three months ended March 31, 2012 was $9.9 million, an increase of $2.2 million or 29% compared to the same period a year ago. The following table presents the key elements of noninterest expense for the three months ended March 31, 2012 and 2011:

Table 8

	NONINTEREST EXPENSE
	Q1	Q1	Change		Q4	Change
(Dollars in thousands)	2012	2011	Amount	%	2011	Amount	%
Salaries and related benefits	$5,982	$4,214	$1,768	42%	$5,613	$369	7%
Occupancy and equipment expense	862	728	134	18%	701	161	23%
Write down of other real estate owned	—	187	(187)	-100%	—	—	—%
FDIC insurance premium	212	372	(160)	-43%	284	(72)	-25%
Data processing fees	70	99	(29)	-29%	107	(37)	-35%
Professional service fees	663	574	89	16%	586	77	13%
Deferred compensation expense	144	127	17	13%	139	5	4%
Stationery and supplies	73	51	22	43%	67	6	9%
Postage	38	46	(8)	-17%	47	(9)	-19%
Directors expense	72	74	(2)	-3%	68	4	6%
Other expenses	1,763	1,174	589	50%	1,372	391	28%

Total noninterest expense	$9,879	$7,646	$2,233	29%	$8,984	$895	10%

Salaries and related benefits expense for the three months ended March 31, 2012 was $6.0 million, an increase of $1.8 million or 42% compared to the same period a year ago. During the three months ended March 31, 2012 the Bank paid early retirement benefits to four employees, increased accrued employee cash rewards, and increased FTE’s compared to the three months ended March 31, 2011. During the second quarter of 2011, our mortgage banking subsidiary transitioned existing loan officers from a commission based compensation plan to a salary based compensation plan, which resulted in increased salary expense. Prior to the transition, commission expenses were recorded in net mortgage banking revenues. As a result, first quarter 2012 salary expense associated with our mortgage subsidiary increased by $1.0 million compared to the same period a year ago.

Occupancy and equipment expense for the three months ended March 31, 2012 was $862 thousand, an increase of $134 thousand or 18% compared to the same period a year ago. The increase in this expense is primarily driven by increased rent expense associated with our mortgage subsidiary. During third and fourth quarters of 2011, and the first quarter of 2012, the mortgage subsidiary expanded their leased square footage pertaining to their existing headquarters, and added several new branches. As a result, mortgage subsidiary rent expense increased by $82 thousand during the three months ended March 31, 2012, compared to the same period a year ago.

Weakness in the housing industry and the commercial real estate market continues to detrimentally affect our residential real estate portfolio and commercial real estate portfolio; in turn, the level of real estate foreclosures remains elevated, and consequently the movement of the properties into other real estate owned (OREO). Through 2011, declines in the market values of these properties after foreclosure resulted in additional losses on the sale of the properties or by valuation adjustments. As a result, during the three months ended March 31, 2011, the Company incurred impairments of OREO of $187 thousand. Additional impairments were not deemed necessary during the three months ended March 31, 2012.

Table 9

	ALLOWANCE ROLL FORWARD
	Q1	Q4	Q3	Q2	Q1
(Dollars in thousands)	2012	2011	2011	2011	2011
Beginning balance	$10,622	$10,590	$13,363	$13,610	$12,841
Provision for loan loss charged to expense	1,300	1,800	2,211	2,580	2,400
Loans charged off	(788)	(1,996)	(5,355)	(3,166)	(1,966)
Loan loss recoveries	239	228	371	339	335

Ending balance	$11,373	$10,622	$10,590	$13,363	$13,610

Gross portfolio loans outstanding at period end	$590,755	$584,688	$589,608	$595,832	$602,980

Ratio of allowance for loan losses to total loans	1.93%	1.82%	1.80%	2.24%	2.26%
Nonaccrual loans at period end:
Commercial	$—	$49	$228	$901	$2,848
Construction	105	106	1,650	1,999	224
Commercial real estate	5,943	6,104	3,034	3,282	3,706
Residential real estate	14,544	14,806	14,010	12,741	11,705
Home equity	302	353	353	—	96

Total nonaccrual loans	$20,894	$21,418	$19,275	$18,923	$18,579
Accruing troubled debt restructured loans
Construction	$—	$—	$—	$108	$2,328
Commercial real estate	14,584	14,590	16,811	17,304	3,619
Residential real estate	2,920	2,870	3,279	6,569	5,782
Home equity	401	423	426	429	396

Total accruing restructured loans	$17,905	$17,883	$20,516	$24,410	$12,125

All other accruing impaired loans	472	472	908	539	1,182

Total impaired loans	$39,271	$39,773	$40,699	$43,872	$31,886

Allowance for loan and lease losses to nonaccrual loans at period end	54.43%	49.59%	54.94%	70.62%	73.25%
Nonaccrual loans to total loans	3.54%	3.66%	3.27%	3.18%	3.08%
Allowance for loan and lease losses to impaired loans	28.96%	26.71%	26.02%	30.46%	42.68%

The decrease in FDIC assessments during the three months ended March 31, 2012, compared to the same period a year ago resulted from a slightly decreased assessment base and improvements in the Bank’s overall deposit assessment risk profile. Additional discussion on FDIC insurance assessments is provided in our most recent 10K filed on March 9, 2012, in Item 1 under the caption Federal Deposit Insurance Premiums.

Professional service fees encompass audit, legal and consulting fees. Professional service fees for the three months ended March 31, 2012 was $663 thousand, an increase of $89 thousand or 16% compared to the same period a year ago. The increase in professional fees was primarily driven by increased legal and consulting fees relating to ongoing regulatory compliance requirements, certain litigation with a previous mortgage loan investor, and information technology improvements. The increases in these expenses were partially offset by decreased legal expenses recognized by the Bank.

Other expenses for the three months ended March 31, 2012 were $1.8 million, an increase of $589 thousand or 50% compared to the same period a year ago. The increase in other expenses was primarily driven by increased losses on sale of OREO, and $150 thousand in additional provisions provided to the reserve for unfunded commitments. During the three months ended March 31, 2012, the Bank sold a commercial OREO property, resulting in a $353 thousand loss on sale.

During the three months ended March 31, 2012, the Bank was required to perform on a stand by letter of credit. As such, subsequent to the transaction, the Bank provided additional provisions to the reserve for unfunded commitments. The remaining increases in other expenses were primarily driven by increases in overhead associated with our mortgage subsidiary, and general growth in operations.

The ALLL totaled $11.4 million and $10.6 million at March 31, 2012 and December 31, 2011, respectively. The increase in the ALLL as of March 31, 2012 as compared to December 31, 2011 is principally attributable to provisions for loan and leases exceeding net charge offs for the current year. There were a number of factors that contributed to the decreased net charge offs including less impairment charges on both existing impaired loans and newly classified impaired loans, and generally improved credit quality indicators.

The majority of loan charge offs in the current year were primarily centered in 1-4 family real estate and commercial real estate related credits. These charge offs were largely driven by economic conditions coupled with declining real estate values in our markets. The majority of all charge offs taken in the current period relate to borrowers that were directly affected by the housing market downturn or indirectly impacted from the contraction of real estate dependent businesses.

At March 31, 2012, the recorded investment in loans classified as impaired totaled $39.3 million, with a corresponding valuation allowance (included in the ALLL) of $2.4 million. The valuation allowance on impaired loans represents the impairment reserves on performing restructured loans, other accruing loans, and nonaccrual loans. At December 31, 2011, the total recorded investment in impaired loans was $39.8 million, with a corresponding valuation allowance (included in the ALLL) of $2.4 million.

Loans are reported as troubled debt restructurings (TDR) when the Bank grants a concession(s) to a borrower experiencing financial difficulties that it would not otherwise consider. Examples of such concessions include a reduction in the loan rate, forgiveness of principal or accrued interest, extending the maturity date(s) significantly, or providing a lower interest rate than would be normally available for a transaction of similar risk. As a result of these concessions, restructured loans are impaired as the Bank will not collect all amounts due, both principal and interest, in accordance with the terms of the original loan agreement. Impairment reserves on non-collateral dependent restructured loans are measured by comparing the present value of expected future cash flows of the restructured loans, discounted at the effective interest rate of the original loan agreement. These impairment reserves are recognized as a specific component to be provided for in the ALLL.

During the three months ended March 31, 2012, the Company restructured seven loans, six of which were restructured to grant interest rate concessions, and one loan was restructured to grant interest rate and principal concessions. During the three months ended March 31, 2011, the Company restructured eighteen loans, seventeen of which were restructured to grant interest rate concessions, and one loan was restructured to grant both interest rate and maturity concessions.

As of March 31, 2012, the Company had $31.2 million in TDRs compared to $31.3 million as of December 31, 2011. As of March 31, 2012, the Company had one hundred and four restructured loans that qualified as TDRs, of which seventy-seven were performing according to their restructured terms. TDRs represented 5.29% of gross portfolio loans as of March 31, 2012, compared with 5.35% at December 31, 2011. The Company did not have any defaults during the three months ended March 31, 2012 and 2011, on loans that were restructured within the previous twelve months of their respective reporting periods.

	000000000	000000000	000000000	000000000	000000000
Table 10

	TROUBLED DEBT RESTRUCTURINGS
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2012	2011	2011	2011	2011
Nonaccrual	$13,324	$13,418	$9,155	$7,959	$9,752
Accruing	17,904	17,883	20,516	24,410	12,125

Total troubled debt restructurings	$31,228	$31,301	$29,671	$32,369	$21,877
Percentage of total gross portfolio loans	5.29%	5.35%	5.03%	5.43%	3.63%

Table 11

	NONPERFORMING ASSETS
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2012	2011	2011	2011	2011
Commercial	$—	$49	$228	$901	$2,849
Real estate construction
Commercial real estate construction	—	—	1,543	1,973	99
Residential real estate construction	105	106	107	26	125

Total real estate construction	105	106	1,650	1,999	224
Real estate mortgage
1-4 family, closed end 1st lien	4,378	4,474	4,205	3,002	1,634
1-4 family revolving	302	353	353	—	96
ITIN 1-4 family loan pool	10,166	10,332	9,805	9,739	10,071
Total real estate mortgage	14,846	15,159	14,363	12,741	11,801
Commercial real estate	5,943	6,104	3,034	3,282	3,706

Total nonaccrual loans	20,894	21,418	19,275	18,923	18,580
90 days past due and still accruing	—	95	373	953	743

Total nonperforming loans	20,894	21,513	19,648	19,876	19,323

Other real estate owned	1,913	3,731	1,665	1,793	3,868

Total nonperforming assets	$22,807	$25,244	$21,313	$21,669	$23,191

Nonperforming loans to total loans	3.54%	3.68%	3.33%	3.34%	3.20%
Nonperforming assets to total assets	2.45%	2.68%	2.30%	2.49%	2.53%

Our loan portfolio continues to be impacted by an anemic economic recovery and continued significant weaknesses in our local real estate markets. Nonperforming loans, which include nonaccrual loans and accruing loans past due 90 days or more, totaled $20.9 million or 3.54% of total portfolio loans as of March 31, 2012, as compared to $21.5 million, or 3.68% of total loans at December 31, 2011. Nonperforming assets, which include nonperforming loans and foreclosed real estate (“OREO”), totaled $22.8 million, or 2.45% of total assets as of March 31, 2012, compared with $25.2 million, or 2.68% of total assets as of December 31, 2011.

As of March 31, 2012, nonperforming assets of $22.8 million have been written down by 33%, or $7.6 million, from their original balance of $32.1 million.

Table 12

	OTHER REAL ESTATE OWNED ACTIVITY
(Dollars in thousands)	Q1 2012	Q4 2011	Q3 2011	Q2 2011	Q1 2011
Beginning balance	$3,731	$1,665	$1,793	$3,868	$2,288
Additions to OREO	134	2,399	129	407	2,099
Dispositions of OREO	(1,952)	(333)	(257)	(2,112)	(332)
OREO valuation adjustment	—	—	—	(370)	(187)

Ending balance	$1,913	$3,731	$1,665	$1,793	$3,868

At March 31, 2012, and December 31, 2011, the recorded investment in OREO was $1.9 million and $3.7 million, respectively. For the three months ended March 31, 2012, the Company transferred foreclosed property from two loans in the amount of $178 thousand to OREO and adjusted the balances through charges to the ALLL in the amount of $44 thousand relating to the transferred foreclosed property. During this period, the Company sold five properties with balances of $2.0 million for a net loss of $369 thousand. The March 31, 2012 OREO balance consists of eleven properties, of which ten are secured with 1-4 family residential real estate in the amount of $738 thousand. The remaining property consists of improved commercial land in the amount of $1.2 million.

Table 13

	INCOME STATEMENT
	Q1	Q1	Change		Q4	Full Year	Full Year
(Amounts in thousands, except for per share data)	2012	2011	$	%	2011	2011	2010
Interest income:
Interest and fees on loans	$8,867	$9,033	$(166)	-2%	$9,134	$36,138	$38,034
Interest on tax-exempt securities	580	532	48	9%	534	2,014	1,692
Interest on U.S. government securities	391	678	(287)	-42%	375	2,123	2,083
Interest on other securities	732	651	81	12%	634	2,410	1,616

Total interest income	10,570	10,894	(324)	-3%	10,677	42,685	43,425
Interest expense:
Interest on demand deposits	157	226	(69)	-31%	166	787	968
Interest on savings deposits	116	246	(130)	-53%	145	792	921
Interest on certificates of deposit	1,065	1,313	(248)	-19%	1,123	4,912	6,151
Interest on securities sold under repurchase agreements	6	14	(8)	-57%	7	43	52
Interest on FHLB borrowings	150	164	(14)	-9%	132	579	626
Interest on other borrowings	611	266	345	130%	645	1,485	1,684

Total interest expense	2,105	2,229	(124)	-6%	2,218	8,598	10,402

Net interest income	8,465	8,665	(200)	-2%	8,459	34,087	33,023
Provision for loan and lease losses	1,300	2,400	(1,100)	-46%	1,800	8,991	12,850

Net interest income after provision for loan and lease losses	7,165	6,265	900	14%	6,659	25,096	20,173

Noninterest income:
Service charges on deposit accounts	47	50	(3)	-6%	40	192	260
Payroll and benefit processing fees	155	128	27	21%	129	458	448
Earnings on cash surrender value – Bank owned life insurance	113	111	2	2%	118	465	438
Gain (loss) on investment securities, net	645	258	387	150%	105	1,550	1,981
Gain on settlement of put reserve	—	—	—	—%	—	—	1,750
Merchant credit card service income, net	35	270	(235)	-87%	34	376	235
Mortgage banking revenue, net	4,932	2,533	2,399	95%	4,826	14,255	14,328
Other income	125	102	23	23%	140	474	351

Total noninterest income	6,052	3,452	2,600	75%	5,392	17,770	19,791
Noninterest expense:
Salaries and related benefits	5,982	4,214	1,768	42%	5,613	18,789	15,700
Occupancy and equipment expense	862	728	134	18%	701	2,971	3,660
Write down of other real estate owned	—	187	(187)	-100%	—	557	1,571
FDIC insurance premium	212	372	(160)	-43%	284	1,319	1,016
Data processing fees	70	99	(29)	-29%	107	389	270
Professional service fees	663	574	89	16%	586	2,268	1,726
Deferred compensation expense	144	127	17	13%	139	533	493
Stationery and supplies	73	51	22	43%	67	269	258
Postage	38	46	(8)	-17%	47	184	198
Directors’ expense	72	74	(2)	-3%	68	276	266
Goodwill impairment	—	—	—	—%	—	—	32
Other expenses	1,763	1,174	589	50%	1,372	4,671	5,141

Total noninterest expense	9,879	7,646	2,233	29%	8,984	32,226	30,331

Income before provision (benefit) for income taxes	3,338	2,071	1,267	61%	3,067	10,640	9,633
Provision (benefit) for income taxes	1,102	431	671	156%	786	2,836	3,159

Net Income	2,236	1,640	596	36%	2,281	7,804	6,474
Less: Net income attributable to noncontrolling interest	176	(24)	200	833%	219	549	254

Net income attributable to Bank of Commerce Holdings	$2,060	$1,664	$396	24%	$2,062	$7,255	$6,220

Less: Preferred dividend and accretion on preferred stock	186	235	(49)	-21%	139	943	940
Income available to common shareholders	$1,874	$1,429	$445	31%	$1,923	$6,312	$5,280

Basic earnings per share	$0.11	$0.08	$0.03		$0.12	$0.37	$0.35
Weighted average shares—basic	16,805	16,991	(186)		16,991	16,991	14,951
Diluted earnings per share	$0.11	$0.08	$0.03		$0.12	$0.37	$0.35
Weighted average shares—diluted	16,805	16,991	(186)		16,991	16,991	14,951

Table 14

	BALANCE SHEET
	March 31,	March 31,	Change		December 31,
(Dollars in thousands)	2012	2011	$	%	2011
ASSETS
Cash and due from banks	$40,564	$31,321	$9,243	30%	$21,442
Interest bearing due from banks	24,165	36,975	(12,810)	-35%	26,676

Total cash and cash equivalents	64,729	68,296	(3,567)	-5%	48,118
Securities available-for-sale, at fair value	192,880	185,717	7,163	4%	203,524
Portfolio loans	590,784	602,876	(12,092)	-2%	584,725
Allowance for loan losses	(11,373)	(13,610)	2,237	16%	(10,622)

Net loans	579,411	589,266	(9,855)	-2%	574,103
Mortgage loans held for sale	45,467	18,963	26,504	140%	64,368
Total interest earning assets	893,860	875,852	18,008	2%	900,735
Bank premises and equipment, net	9,965	9,736	229	2%	9,752
Goodwill and other intangibles	3,820	3,695	125	3%	3,833
Other real estate owned	1,913	3,868	(1,955)	-51%	3,731
Other assets	32,399	35,984	(3,585)	-10%	33,262

TOTAL ASSETS	$930,584	$915,525	$15,059	2%	$940,691

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand – noninterest bearing	$101,436	$87,842	$13,594	15%	$116,193
Demand – interest bearing	178,332	146,202	32,130	22%	179,597
Savings accounts	90,834	91,912	(1,078)	-1%	89,012
Certificates of deposit	293,137	302,133	(8,996)	-3%	282,471

Total deposits	663,739	628,089	35,650	6%	667,273
Securities sold under agreements to repurchase	13,478	14,607	(1,129)	-8%	13,779
Federal Home Loan Bank borrowings	110,000	141,000	(31,000)	-22%	109,000
Mortgage warehouse line of credit	217	—	217	100%	7,600
Junior subordinated debentures	15,465	15,465	—	—%	15,465
Other liabilities	14,105	10,281	3,824	37%	13,984

Total Liabilities	$817,004	$809,442	$7,562	1%	$827,101

Total Equity – Bank of Commerce Holdings	110,276	103,528	6,748	7%	110,462
Noncontrolling interest in subsidiary	3,304	2,555	749	29%	3,128

Total Stockholders’ Equity	113,580	106,083	7,497	7%	113,590

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$930,584	$915,525	$15,059	2%	$940,691

Table 15

	AVERAGE BALANCE SHEET (Year to Date)
	March 31,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2012	2011	2011	2010	2009
Earning assets:
Loans	$624,474	$616,374	$634,949	$640,213	$589,336
Tax exempt securities	65,534	53,127	52,467	42,172	28,384
US government securities	—	30,148	19,182	27,423	8,606
Mortgage backed securities	69,806	71,211	67,052	48,972	53,722
Other securities	63,995	45,023	44,664	15,702	17,313
Interest bearing due from banks	53,679	71,127	64,399	70,911	50,790
Fed funds sold	—	—	—	995	13,438

Average earning assets	877,488	887,010	882,713	846,388	761,589

Cash and DFB	9,388	1,490	2,251	1,781	3,638
Bank premises	9,412	9,596	9,489	9,814	10,322
Other assets	28,225	29,232	25,116	48,116	28,662

Average total assets	$924,513	$927,328	$919,569	$906,099	$804,211

Interest bearing liabilities:
Demand—interest bearing	$178,386	$149,152	$157,696	$141,983	$145,542
Savings deposits	88,888	88,291	91,876	76,718	62,846
CDs	288,194	307,525	296,034	321,051	317,417
Repurchase agreements	13,638	14,218	14,805	12,274	11,006
Other borrowings	131,539	159,654	139,331	134,255	122,057

	700,645	718,840	699,742	686,281	658,868

Demand—noninterest bearing	106,617	98,502	100,722	92,433	69,250
Other liabilities	6,072	5,132	10,997	31,748	9,467
Shareholders’ equity	111,179	104,854	108,108	95,637	66,626

Average liabilities & equity	$924,513	$927,328	$919,569	$906,099	$804,211

BOCH is a NASDAQ National Market listed stock. Please contact your local investment advisor for purchases and sales. Investment firms making a market in BOCH stock are:

Raymond James Financial / Howe Barnes

John T. Cavender

555 Market Street

San Francisco, CA (800) 346-5544

Hill, Thompson, Magid & Co. Inc / R.J. Dragani

15 Exchange Place, Suite 800

Jersey City, New Jersey 07030 (201) 369-2908

Keefe, Bruyette & Woods, Inc. /

Dave Bonaccorso

101 California Street, 37th Floor

San Francisco, CA 94105 (415) 591-5063

Sandler & O’Neil /Bryan Sullivan

919 Third Avenue, 6th Floor

New York, NY 10022 (888) 383-3112

McAdams Wright Ragen, Inc. /Joey Warmenhoven

1121 SW Fifth Avenue

Suite 1400

Portland, Oregon 97204 (866) 662-0351

Stifel Nicolaus

Perry Wright

1255 East Street #100

Redding, CA 96001 (530) 244-7199

Contact Information:

Patrick J. Moty, President and Chief Executive Officer	Telephone Direct (530) 722-3953
Linda J. Miles, Executive Vice President and Chief Operating Officer	Telephone Direct (530) 722-3955
Samuel D. Jimenez, Executive Vice President and Chief Financial Officer	Telephone Direct (530) 722-3952